Exhibit 16.1

July 22, 2016

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

Key Link Assets Corp. (the “Company”) provided to us a copy of the Company’s response to Item 4.01 of Form 8-K, dated July 22, 2016. We have read the Company’s statements included under Item 4.01 of its Form 8-K and we agree with such statements insofar as they relate to our firm.

Very truly yours,

/s/ LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP